Exhibit 10.3

SETTLEMENT AGREEMENT
AND AMENDMENT

This Settlement Agreement and Amendment (this “Agreement”) entered into this 22nd day of October, 2008, is made by and among those parties to a certain purchase and sale agreement dated as of July 7, 2005 (as modified, supplemented and amended from time to time, the “Purchase and Sale Agreement”), a certain transfer and assumption agreement dated as of July 7, 2005 (as modified, supplemented and amended from time to time, the “Transfer and Assumption Agreement”), a certain Marketing Agreement and Related Services Agreement, dated as of July 1, 2007 (the “Marketing Agreement”), a certain Base Contract for Sale and Purchase of Natural Gas, dated July 7, 2005, and Confirmation Nos. 1 and 2 of the same date (the “GPA”), and all other interrelated agreements thereto, including the Transition Services Agreement (collectively, the “PSA”), namely, Calpine Gas Holdings LLC, CPN Pipeline Company, Calpine Corporation, Calpine Producer Services, L.P., Calpine Fuels Corporation, Calpine Energy Services, L.P., and their subsidiaries and affiliates, as applicable (collectively, “Calpine”), on the one hand, and Rosetta Resources Inc., Rosetta Resources Operating LP (individually and as successor by merger with Rosetta Resources California, LLC; Rosetta Resources Rockies, LLC; Rosetta Resources Texas GP, LLC; Rosetta Resources Texas LP, LLC; and Rosetta Resources Texas LP) and Rosetta Resources Offshore, LLC and their subsidiaries and affiliates, as applicable (collectively, “Rosetta”), on the other hand.  Calpine and Rosetta are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A.           The PSA provided for the sale to Rosetta of ultimate ownership and control of all or substantially all of the assets comprising Calpine’s oil and gas business (the “Sale Transaction”).  Except as otherwise provided in this Agreement, capitalized terms shall have the respective meanings given to them in the PSA.

B.           On or about December 20, 2005 (the “Commencement Date”), Calpine filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Calpine’s chapter 11 cases are being jointly administered under Case No.  05-60200-brl (the “Chapter  11 Cases”).

C.           As a result of Calpine’s filing for protection under Chapter 11 of the Bankruptcy Code, certain issues remained open and unresolved with respect to the PSA and potential conveyances thereunder, and a number of disputes have arisen between the Parties.  Among other things, there are open issues with respect to the status of legal title to the Properties as of the Commencement Date.  Specifically, the Non-Consent Properties, the Petersen Properties (as defined below), and a number of other oil and gas properties identified in the PSA were not conveyed, and/or were not able to be conveyed, to Rosetta prior to the Commencement Date and, in a motion filed under Section 365 in June 2006 and the corresponding Order(s) thereto entered by the Bankruptcy Court (the “365 Motion and Orders”), Calpine identified a list of other oil and gas properties (which included the Non-Consent Properties, among others) contending Calpine still held some legal, equitable or other interest in these oil and gas properties.

D.           On or about August 1, 2006, Rosetta filed a series of Proofs-of-Claim in the Chapter 11 Cases (the “POCs”).  Since the filing of the POCs, Calpine has filed an objection to the POCs  (the “Calpine Objection”) and Calpine’s Objection has been carried or continued by the Bankruptcy Court, postponing adjudication of those issues until after the Lawsuit (defined below) has been resolved.

E.           On or about June 29, 2007, Calpine Corporation filed an adversary proceeding styled Calpine Corp. v. Rosetta Resources, Inc., Adv. No. 07-01760-brl, in the Bankruptcy Court, against Rosetta Resources Inc. alleging that the Sale Transaction was a fraudulent conveyance under relevant state and federal law, and shortly thereafter, Rosetta Resources Inc. filed counterclaims against Calpine Corporation in such proceeding (such proceeding, including such counterclaims, the “Lawsuit”).

F.           Pursuant to that certain Partial Transfer and Release Agreement dated as of August 3, 2007 (as modified, supplemented and amended from time to time, the “PTRA”) and approved by the Bankruptcy Court on September 11, 2007, the Parties reached an interim business solution with respect to a certain list of properties resolving the outstanding disputes concerning legal title on those properties, subject to the outcome of the Lawsuit.  Pursuant to the PTRA, various conveyances and other documents were executed and delivered by the Parties.

G.           On or about December 19, 2007, the Bankruptcy Court approved Calpine’s Sixth Amended Joint Plan of Reorganization (the “Plan”), which in the Plan or order approving the Plan (the “Order”) provided, among other things, that Calpine and Rosetta agreed to extend the deadline under Section 365 for Calpine to assume or reject the PSA and required any settlement of litigation to which the Unsecured Creditors’ Committee is a party to have Bankruptcy Court approval.  On or about January 31, 2008, Calpine emerged from bankruptcy, announcing the effective date of the Plan.

H.           Following negotiations, the Parties have now reached a final business solution in connection with the PSA (under which Calpine is to convey to Rosetta all “Oil and Gas Properties” (defined below)), the POCs, Calpine’s Objection, the Sale Transaction and the Lawsuit, and desire to settle all outstanding disputes and issues on the basis set forth in this Agreement, which includes the following attached exhibits:

(a)           Exhibit A – Petersen Properties;

(b)           Exhibit B – Conveyance Documents;

(c)           Exhibit C – Amended and Restated GPA, including Special Provisions and Confirmation Nos. 1 and 2 for the dedicated California production; and

(d)           Exhibit D - Rio Vista Office Sublease.

AGREEMENT

NOW THEREFORE, for valuable consideration as exchanged between Calpine and Rosetta in this Agreement, the Parties agree:

1.           Amendment; Assumption of PSA.

(a)           Calpine and Rosetta hereby amend the PSA to remove the “Petersen Properties” (as defined in Section 3(a) below) from the “Properties,” “Non-Consent Properties,” and “Preferential Rights Properties” (as defined in the PSA, and all applicable schedules and exhibits thereto) that were, or shall be conveyed to Rosetta pursuant to the PSA.

(b)           Calpine hereby agrees to assume the PSA, as so amended, and each Party hereby agrees that, except as otherwise expressly provided in this Agreement, all of its respective obligations under the PSA shall and hereby do apply to the Sale Transaction, including without limitation its respective indemnity obligations (including without limitation as provided in Article 16 of the Purchase and Sale Agreement and Section 4 of the Transfer and Assumption Agreement).

2.           Settlement Payment.

(a)           At the “Settlement Closing” (as defined in Section 8 below), Rosetta agrees to pay to Calpine the aggregate sum of Ninety-Seven Million Dollars ($97,000,000.00) (the “Settlement Payment”).

(b)           The Settlement Payment shall fully discharge and satisfy all obligations for final adjustments, payments and reconciliations provided for in the PSA, including without limitation Articles 4 and 15 of the Purchase and Sale Agreement, and as described in the proposed Final Settlement Statement dated as of May 12, 2006, a copy of which was previously delivered to Calpine by Rosetta (the “PSA FSS”), and all amounts otherwise currently due from Calpine to Rosetta, or from Rosetta to Calpine, pursuant to this Agreement, including without limitation all claims for accumulated or earned interest, net revenues and additional monies related to the PSA.

(c)           The Settlement Payment constitutes the full and final adjustment of the Purchase Price and no additional payments shall be required, including, without limitation, in connection with any net revenues from any Properties, Non-Consent Properties, and Petersen Properties attributable to Calpine’s interests and that were received by Rosetta after the Effective Date, and amounts withheld at Closing for the Petersen Properties and Non-Consent Properties.

(d)           The Settlement Payment shall constitute sufficient and adequate consideration for the full and final releases that Calpine grants in this Agreement to fully compromise and release all claims asserted in the Lawsuit, including without limitation, all claims that could have been or should have been asserted by Calpine in relation thereto and whether known or unknown.

3.           Petersen Properties.

(a)           Pursuant to Section 1(a), the Parties amend the PSA, as of the Effective Date, to exclude the properties set forth in Exhibit A attached hereto, being those leases and wells that are more fully described as the “Transferred Assets” and any of Calpine’s other rights within the “Area of Mutual Interest,” as such terms are defined in the July 1998 Joint Development and Acquisition Agreement entered into by and between Petersen Production Co., LLC and Sheridan Energy, Inc. (the “Petersen Preferential Rights Properties” or the “Petersen Properties”).  For all purposes under this Agreement and the PSA, the Petersen Properties are not included in the “Oil and Gas Properties” to be conveyed to Rosetta.

(b)           The Parties agree that Rosetta (i) withheld that portion of the Purchase Price allocated to the Petersen Properties at the Closing, and (ii) subsequent to the Closing, has or may have received additional amounts attributable to production from Calpine’s interest in the Petersen Properties.  Calpine hereby waives any and all rights and claims that it may have to recover from Rosetta any amounts owed or allegedly owed to Calpine for the Petersen Properties, including any such deferred portion of the Purchase Price, amounts attributable to post-Closing or post-Effective Date production revenue and joint interest billings in respect of the Petersen Properties, and all other amounts allocable or attributable to the Petersen Properties.  All such obligations have and will be discharged upon payment of the Settlement Payment.

(c)           From and after the Settlement Closing, Calpine shall take such actions as it deems, in its sole discretion, appropriate to deal with the Petersen Properties and all claims that have been or may be made by Petersen Production Co., LLC, its affiliates, successors and assigns and Petersen Family Trust, its heirs, successors and assigns, (collectively, “Petersen”) relating to Petersen’s “Preferential Right to Purchase” enumerated in Section 15.3 of the July 1998 Joint Development and Acquisition Agreement entered into by and between Petersen and Sheridan Energy, Inc.  For the avoidance of any doubt, Rosetta waives any rights it may have to seek, and agrees to release Calpine from and against, any amounts Rosetta may have paid on Calpine’s behalf attributable to the Petersen Properties, and all amounts received by Calpine attributable to production from Calpine’s interest in the Petersen Properties after the Effective Date.

(d)           At the request of Calpine, Rosetta shall execute, acknowledge and deliver to Calpine a quitclaim assigning to Calpine any and all rights, title or interest it has or may have in the Petersen Properties to the extent arising by, through or under the PSA.  Such quitclaim shall be without representation, warranty or recourse of any kind except that Rosetta shall warrant that such interests are free and clear of any claims or interests arising by, through or under Rosetta, but not otherwise.

(e)           At the Settlement Closing, to the extent Rosetta has any rights or obligations as interim operator of the Petersen Properties, Rosetta shall resign as interim operator of the Petersen Properties, transfer any such rights to Calpine or its designee and Calpine shall affirmatively assume all of Rosetta’s obligations and rights as operator of the Petersen Properties.

(f)           Rosetta represents and warrants to Calpine that, with respect to those Petersen Properties for which Rosetta served as the operator and for the period of time that Rosetta acted as operator, to its knowledge:  (i) Rosetta has operated such properties as a reasonably prudent operator according to accepted industry standards; (ii) Rosetta has paid all royalties due and owing for such properties; (iii) Rosetta has paid all working interest owners all net production revenue due and owing for such properties; and (iv) there are no material, unsatisfied liabilities arising from its operation of such properties.

(g)           Calpine agrees to indemnify, save and hold harmless Rosetta, together with Rosetta’s affiliates, successors and assigns, and their respective officers, directors, members, agents, representatives and employees (collectively, the “Rosetta Parties”) from and against any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, fees, judgments or deficiencies of any nature whatsoever (including reasonable attorneys’ fees and other costs and expenses incident to any suit, action or proceeding or any appeal therefrom) (each, a “Loss” and collectively, the “Losses”) received, incurred or sustained by, or threatened against, a Rosetta Party by Petersen or any (i) operator, (ii) purchaser of production, (iii) lessor or (iv) governmental entity, relating to or arising from the Petersen Properties, except for any Losses addressed within Section 3(f) above -- for which Rosetta retains sole and exclusive responsibility, regardless of cause or amount, including without limitation, all Losses related to net revenues (taking into account production revenue and joint interest billings attributable to Calpine’s interest in the Petersen Properties) paid or to be paid to Rosetta since the Closing Date.

(h)           The provisions of this Section 3 pertaining to the Petersen Properties shall be effective and binding upon the Parties regardless of the disposition of any claims that Petersen has made or may make against Calpine or Rosetta, whether in the Chapter 11 Cases or otherwise.

4.           Resolution of Outstanding Property Issues.

(a)           At the Settlement Closing, each Party agrees to execute, acknowledge and deliver counterparts of all conveyance documents attached as or listed in Exhibit B (the “Conveyance Documents”).

(b)           In addition to the properties transferred by the Conveyance Documents, Calpine shall convey to Rosetta, at the Settlement Closing and from time to time thereafter at Rosetta’s request, all right, title and interest in and to all of Calpine’s oil and gas properties and oil and gas reserves that it owned on the Effective Date, including without limitation, all leases, fee property, mineral fee property, surface leases and easements, easements, rights-of-way, farm-out agreements, pooling and unitization agreements, area of mutual interest agreements, participation agreements and other interests of any kind in oil and gas properties, whether listed or not in the schedules or exhibits to the PSA, Calpine’s Section 365 Motion and Orders, excluding the Petersen Properties (such properties, including those described in the Conveyance Documents, collectively, the “Oil and Gas Properties”).  The Oil and Gas Properties (including those identified from time to time after the Settlement Closing and then conveyed to Rosetta, free and clear of all liens, claims and encumbrances) shall be deemed and considered to be part of the Properties for all purposes.

(c)           Rosetta represents and warrants to Calpine that as of the date of this Agreement it is not aware of any Oil and Gas Properties of any material value other than those listed in the schedules or exhibits to the PSA and/or Calpine’s Section 365 Motion and Orders, and those that are listed in, described in or are the subject of any of the Material Contracts, but excluding the Petersen Properties.

(d)           The Oil and Gas Properties are to be conveyed by Calpine to Rosetta effective as of the Effective Date, free and clear of any and all liens, claims and encumbrances, whether arising before or after July 7, 2005, arising by, through or under Calpine.

(e)           The Parties agree to take all reasonable steps necessary to obtain acknowledgments from various governmental agencies and authorities, including without limitation, California State Lands Commission (“CSLC”), U.S. Department of Interior, Minerals Management Service (“MMS”) or Bureau of Land Management (“BLM”) (collectively, “Agencies”) or Third Parties, as may be required, that such Agencies or Third Parties will recognize the applicable Rosetta entity as the record title owner and operator of each of the Oil and Gas Properties, including those conveyed by Calpine on July 7, 2005 and under the PTRA, as of the Effective Date.

(f)            In connection with the process of transferring title to the Oil and Gas Properties and, as applicable, the right to operate the same, Rosetta shall furnish to Agencies such bonds and other security that may be required in connection therewith.  Following receipt of all required governmental approvals of the transfer to Rosetta of legal title to the Oil and Gas Properties, Rosetta agrees to aid and assist Calpine to secure the release of any collateral security Calpine has posted with respect to the Oil and Gas Properties.

(g)           At the Settlement Closing, each Party agrees to execute, acknowledge and deliver counterparts of a Rio Vista office sublease, substantially in the form attached hereto as Exhibit D (the “Rio Vista Sublease”).

5.           Termination of Marketing Agreement.  Calpine acknowledges that Rosetta has timely provided notice of its intent not to renew the Marketing Agreement.  The Marketing Agreement shall therefore expire, by its terms, effective as of June 30, 2009, subject, however, to Rosetta’s right to request a transition period as is more fully set forth and subject to the terms in the Marketing Agreement.  As fully set forth in Section 9 (“Releases”) of this Agreement, as of the date of the Settlement Closing (the “Settlement Closing Date”), the Parties hereby release, discharge, acquit, and covenant not to sue one another for any and all claims, causes of action, suits or demands existing prior to the Settlement Closing Date, whether known or unknown, that they have or could have asserted against one another arising from or related to the Marketing Agreement, save and except current payment obligations for services or hydrocarbon production, including balancing payments or prior period adjustments attributable to the period before the Settlement Closing Date but which have not yet been invoiced or paid.

6.           Amendment of Gas Purchase Agreement.  At the Settlement Closing, each Party shall execute, and deliver counterparts of, the Amended and Restated Base Contract for Sale and Purchase of Natural Gas, with Special Provisions pertaining thereto, and Amended and Restated Confirmations Nos. 1 and 2, originally dated July 7, 2005 issued thereunder, by and between Calpine and Rosetta, substantially in the form attached hereto as Exhibit C (the GPA, as so amended and restated, the “GPA Amendment”).  As fully set forth in Section 9 (“Releases”) of this Agreement, as of the Settlement Closing Date, the Parties hereby release, discharge, acquit, and covenant not to sue one another for any and all claims, causes of action, suits or demands existing prior to the Settlement Closing Date, whether known or unknown, that they have or could have asserted against one another arising from or related to the GPA, save and except current payment obligations for services or hydrocarbon production (but not including compression costs), including balancing payments or prior period adjustments attributable to the period before the Settlement Closing Date but which have not yet been invoiced or paid.

7.           Court Approval; Assumption and Assignment of Contracts and Leases and Related Liabilities.

(a)           The Parties’ respective rights and obligations under this Agreement, including the execution and delivery of the various documents to be executed and delivered by the Parties pursuant to this Agreement at the Settlement Closing or thereafter (collectively, the “Settlement Documents”), are expressly subject to and contingent upon the entry by the Bankruptcy Court of an order, in form and substance acceptable to Calpine and Rosetta (the “Approval Order”):

(i)            approving the terms of this Agreement pursuant to Bankruptcy Rule 9019 and authorizing and directing Calpine and Rosetta to perform their obligations hereunder,

(ii)           authorizing the sale and transfer by Calpine to the appropriate Rosetta entity of the Oil and Gas Properties identified in the exhibits to the Conveyance Documents (and any other Oil and Gas Properties, as applicable), pursuant to the terms of this Agreement and the PSA (as the same is modified and amended pursuant to this Agreement), the Plan, and the Bankruptcy Code, free and clear of any and all liens, claims and encumbrances and finding, in connection therewith, that Rosetta is a good faith purchaser, and

(iii)           authorizing Calpine to assume the PSA, as the same is modified and amended herein, pursuant to Section 365 of the Bankruptcy Code.

(b)           Notwithstanding the foregoing, neither the terms of this Agreement nor the entry of the Approval Order shall have an effect upon or otherwise waive or release any claims, causes of action or rights under the PSA or otherwise that are not expressly waived or released herein and approval of this Agreement shall not be conditioned upon any demands, claims, actions or causes of action of any nature whatsoever that Petersen or any other Third Party may have or exercise against Calpine and/or Rosetta with respect to the Petersen Properties, the PSA or otherwise.  Calpine shall have the right in its sole discretion, to seek an order from the Bankruptcy Court with respect to the Petersen Properties or any demands, claims, actions or causes of action made by Petersen with respect thereto; provided that, the Approval Order and the obligations of the Parties under this Agreement shall remain effective regardless of whether Calpine exercises such option or the outcome of any such action.

(c)            Calpine shall, promptly upon the execution of this Agreement by the Parties, file such motions and take such other action as reasonably may be required to obtain the entry of the Approval Order.  Rosetta agrees to assist Calpine in this regard.  Calpine shall provide notice of such motion to all persons entitled thereto.  If the Approval Order is not entered by the Bankruptcy Court on or before December 31, 2008, or if the Approval Order is overturned or modified on appeal, then this Agreement shall be of no further force and effect and, in such event, (i) neither this Agreement nor any negotiations and writings in connection with this Agreement shall in any way be construed as or deemed to be evidence of or an admission on behalf of any Party regarding any claim or right that such Party may have against the other Party, and (ii) the Parties shall otherwise be restored to the position in effect prior to the date of this Agreement.

(d)           With respect to any obligations due Third Parties, except as may be expressly allocated to or assumed by Calpine under the PSA, Rosetta agrees to assume, effective as of the Assumption Date (defined below), all other cure obligations (as provided in Section 365(b)(1)(A) of the Bankruptcy Code) in connection with any such assumption related to the Oil and Gas Properties, except to those already addressed and/or paid under the 365 Motion and Orders, and to pay such obligations which shall be set forth or, by agreement of the Parties, otherwise provided for in the Bankruptcy Court order approving such assumption.  To the extent Rosetta reasonably disputes any cure claims asserted by any counterparties, Calpine agrees to reasonably cooperate in Rosetta’s defending against and opposing such asserted cure claims, and the Parties agree to request that the Bankruptcy Court retain jurisdiction to resolve any such disputes.

(e)           The term “Assumption Date” shall mean: (i) for liabilities Rosetta assumed pursuant to the PSA, the effective date of such assumption as provided in the PSA; and (ii) for additional liabilities that Rosetta did not assume pursuant to the PSA but has expressly agreed to assume pursuant to this Agreement or the PTRA, the date of such agreement, or, if otherwise set forth, the effective date of such assumption set forth in the applicable agreement or in the applicable Settlement Document.  The Parties agree to use all reasonable efforts to include in such Approval Order any wording as may be reasonably requested by the Agencies, Third Parties, or either Party, as applicable, in order to effectuate the terms of this Agreement.

(f)            At or promptly after the Settlement Closing, the Parties shall file such other motions, pleadings and papers necessary to dismiss with prejudice the Lawsuit and the Calpine Objection and to withdraw Rosetta’s POCs.

(g)           The Bankruptcy Court shall retain jurisdiction to interpret and enforce this Agreement.

8.           Settlement Closing.

(a)           The Parties have exchanged executed copies of this Agreement.  The consummation of the transactions contemplated by this Agreement (the “Settlement Closing”) shall occur upon the expiration of ten days following the entry of the Approval Order, as to which no appeal or objection has been filed and not then dismissed.

(b)           At the Settlement Closing, the Parties shall do the following:

(i)            Calpine shall deliver original, executed counterparts of:

(1)	The Conveyance Documents;

(2)	The GPA Amendment;

(3)	The Rio Vista Sublease;

(4)	A receipt for the Settlement Payment;

(5)
Unless previously delivered, resolutions of the boards of directors or similar bodies of each of the relevant Calpine entities signatories hereto, authorizing the execution, delivery and performance of into this Agreement and the other Settlement Documents;

(6)	Agreed Motion(s) to Dismiss with Prejudice the Lawsuit, Calpine’s Claims Objection;

(7)	An instrument implementing the resignation, transfer and assumption provided for in Section 3(e) of this Agreement;

(8)	All Records pertaining to the Properties and the Oil and Gas Properties not previously delivered to Rosetta; and

(9)	any other Settlement Documents reasonably requested by Rosetta.

(ii)           Rosetta shall deliver original, executed counterparts of:

(1)	The Conveyance Documents;

(2)	The GPA Amendment;

(3)	The Rio Vista Sublease;

(4)
Unless previously delivered, resolutions of the boards of directors or similar bodies of each of the relevant Rosetta entities signatories hereto, authorizing the execution, delivery and performance of into this Agreement and the other Settlement Documents;

(5)	Motion(s) to Withdraw with Prejudice Rosetta’s POCs;

(6)	An instrument implementing the resignation, transfer and assumption provided for in Section 3(e) of this Agreement; and

(7)	any other Settlement Documents reasonably requested by Calpine.

(iii)          Rosetta shall deliver the Settlement Payment, by cashier’s check or wire transfer of immediately available funds to a bank account designated by Calpine to Rosetta in writing not less than three (3) business days prior to the Settlement Closing.

(c)           The Parties agree to work cooperatively with the Agencies toward the objective that, on or before the Settlement Closing, all Agencies will have confirmed to the Parties that their respective ministerial approvals will be granted upon receipt of the Bankruptcy Court order approving this Agreement and their receipt, respectively, of required documents.

9.           Releases.  The following releases shall be effective at and as of the Settlement Closing:

(a)           Except with respect to any Buyer Liabilities and any indemnities or other obligations expressly assumed or undertaken by Rosetta pursuant to the PSA, this Agreement or the Settlement Documents, unless otherwise released by Calpine, Calpine, for itself and the other Calpine Parties (defined below) hereby releases, discharges, acquits, covenants not to sue, and agrees to forever hold harmless the Rosetta Parties, from and against any and all claims, causes of action, suits or demands that Calpine or its estate may have or may have had against the Rosetta Parties up through and including the date of the Approval Order, including without limitation all such claims, causes of action, suits or demands that Calpine asserted, or should have or could have asserted (i) in the Lawsuit, (ii) in response to the POCs, (iii) in regard to Calpine’s Objection, or (iv) in any other action, of any kind or nature whatsoever, including without limitation (A) all claims Calpine could have asserted under state law, Bankruptcy Law or in equity, whether arising under fraudulent conveyance law or otherwise, against Rosetta in connection with the Sale Transaction; (B) Rosetta’s operation, management, or control of the Oil and Gas Properties (and all Properties previously conveyed to Rosetta); (C) Rosetta’s obligations under the PSA to convey, transfer or receive Oil and Gas Properties or to pay monies to Calpine under the PSA FSS or otherwise; (D) for periods prior to the Settlement Closing Date, Rosetta’s obligations under the Marketing Agreement or the GPA (except for current payment obligations for services or hydrocarbon production, including balancing payments or prior period adjustments under these agreements attributable to the period before the Settlement Closing Date but which have not yet been invoiced or paid); and (E) in connection with the Petersen Properties.

(b)           Except with respect to any Sellers’ Retained Liabilities of Sellers and Calpine under the PSA, indemnities or other obligations expressly assumed or undertaken by Calpine pursuant to the PSA, this Agreement or the Settlement Documents, unless otherwise released by Rosetta under the PTRA, Rosetta, for itself and the other Rosetta Parties, hereby releases, discharges, acquits, covenants not to sue, and agrees to forever hold harmless Calpine together with their affiliates, successors and assigns, and their respective officers, directors, members, agents, representatives and employees (collectively, the “Calpine Parties”), from and against any and all claims, causes of action, suits or demands that Rosetta or its estate may have or may have had against the Calpine Parties up through and including the date of the Approval Order, including without limitation all such claims, causes of action, suits or demands that Rosetta asserted, or should have or could have asserted (i) in the Lawsuit, (ii) in the POCs, (iii) in Calpine’s Objection, or (iv) in any other action, of any kind or nature whatsoever, including without limitation (A) all claims Rosetta could have asserted under state law, Bankruptcy Law or in equity, whether arising under breach of contract, fraud or otherwise, against Calpine in connection with the Sale Transaction; (B) Rosetta’s operation, management, or control of the Oil and Gas Properties (and all Properties previously conveyed to Rosetta); (C) Calpine’s obligations under the PSA to convey, transfer or receive Oil and Gas Properties or pay monies to Rosetta under the PSA FSS or otherwise; (D) for periods prior to the Settlement Closing Date, Calpine’s obligations under the Marketing Agreement or the GPA (except for current payment obligations for services or hydrocarbon production, including balancing payments or prior period adjustments under these agreements attributable to the period before the Settlement Closing Date but which have not yet been invoiced or paid); and (E) in connection with the Petersen Properties.

(c)           The Parties each acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of the Parties, being aware of Section 1542, hereby expressly waives any and all rights it may have thereunder, as well as under any other statutes or common law principles of similar effect, with respect to the releases set forth in this Agreement.

10.           Entire Agreement.

(a)           Except for the PSA (and the documents and agreements pertaining thereto), this Agreement and the Settlement Documents are the entire agreement between the Parties in respect of the subject matter hereof and shall not be modified, altered, amended or vacated without the prior written consent of all Parties hereto.  No statement made or action taken in the negotiation of this Agreement may be used by any Party for any purpose whatsoever.

(b)           Except as expressly set forth herein, nothing in this Agreement shall be deemed to waive or release the Parties’ indemnification rights under the PSA, or any rights, interests or claims that any of the Parties might have against any Third Party pursuant to the PSA.

(c)           Except in regard to Calpine’s assumption of the PSA under Section 365 and the releases and dismissal with prejudice of the Lawsuit as expressly provided in this Agreement, nothing in this Agreement or the Settlement Documents shall diminish or impair the Parties’ rights and interests under the PTRA.  The Parties agree that the releases made and given in this Agreement apply to the properties that were the subject of the PTRA.

11.           No Admissions; No Presumption Against Drafter.  This Agreement and its contents are the result of negotiations by the Parties in an effort to compromise on certain unresolved disputes.  Nothing herein shall be held to be an admission against the interests of either Party or form the basis for waiver or estoppel in connection with either Party’s legal rights, claims or defenses associated with the properties not addressed by this Agreement.  Each Party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party.

12.           Further Assurances.

(a)           Each Party shall provide to the other Party certified copies of resolutions duly adopted by its board of directors or other governing body authorizing the execution, delivery and performance of this Agreement and the documents and transactions contemplate by this Agreement, including the Conveyance Documents, the GPA Amendment, and the Limited Power of Attorney.

(b)           Following the execution of this Agreement, each Party is and shall be obligated to execute and deliver such other certificates, agreements and other documents and take such other actions as may be reasonably be requested, from time to time, by any of the other Parties in order to consummate or implement to the fullest degree possible the transactions and agreements contemplated by this Agreement.

(c)           To the extent that same relate to the Sale Transaction and are not included in the Bankruptcy Court’s order, pursuant to Section 365(d) of the Bankruptcy Code, dated July 12, 2006 (the “365 Order”), Rosetta agrees to assist Calpine, following the Settlement Closing, in Calpine’s efforts to secure release of the collateral security held to secure the performance by Calpine of various obligations related to the Oil and Gas Properties by providing records or copies of records and the use of the reasonable time of its employees in support of this objective.

13.           Notices.  Notices to the Parties under this Agreement shall be delivered to the following:

If to Calpine, Calpine Corporation Attn.: Thad Miller 717 Texas, Suite 1000 Houston, Texas 77002	If to Rosetta, Rosetta Resources Inc. Attn.: Michael H. Hickey 717 Texas, Suite 2800 Houston, Texas 77002

14.           Successors and Assigns.  This Agreement and all of the provisions hereof are binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, agents, employees, representatives, officers, directors, partners, parent companies, subsidiaries, affiliates, assigns, predecessors-in-interest, successors-in interest, and shareholders.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties, and their successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

15.           Governing Law.  The terms of this Agreement will be governed by, and interpreted in accordance with the internal laws of, the State of Texas, without regard to the rules regarding choice of laws or conflicts of laws.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           No Waivers.  The failure of any Party to insist on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the Parties with respect thereto shall continue in full force and effect.

18.           Severability.  Subsequent to the Settlement Closing, if any part of this Agreement is found to be prohibited, unlawful, void or for any reason unenforceable, then it shall be deemed severable and separable from the remaining parts and it shall not invalidate or render unenforceable the remaining parts of this Agreement.

19.           Representations.  Each Party represents and warrants to, and agrees with, the other Party as follows:

(a)           Each Party has received or has been given full opportunity to receive independent legal advice from its attorneys with respect to the advisability of making the settlement provided for herein, and with respect to the advisability of executing this Agreement.

(b)           Neither Party (nor, without limitation, any officer, agent, employee, representative, or attorney of or for either Party) has made any statement or representation to the other Party regarding any fact relied upon in entering into this Agreement, and each Party warrants that it does not rely upon any statement, representation or promise of the other Party (or, without limitation, of any officer, agent, employee, representative, or attorney for the other Party) in executing this Agreement, or in making the settlement or granting the releases provided for herein, except as expressly stated in this Agreement.

(c)           Each Party has made such investigation of the facts pertaining to the settlement outlined above and to this Agreement, and of all the matters pertaining thereto, as it deems necessary.

(d)           No Party has heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action or rights of appeal disposed of by this Agreement.

(e)           Each term of this Agreement is contractual and not merely a recital.

20.           Fees and Expenses.  Each Party shall pay its own costs, fees and expenses (including attorneys’ fees) incurred in connection with the preparation, negotiation, and execution of this Agreement, and the documents and agreements contemplated by this Agreement, and shall not seek reimbursement thereof from the other Party.

21.           Headings.  The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

22.           Exhibits.  The exhibits attached to this Agreement are fully incorporated into and are made a part of this Agreement for all purposes.

[signatures begin on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

ROSETTA RESOURCES INC.

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Date:	10/22/08

ROSETTA RESOURCES OPERATING LP,
formerly known as Calpine Natural Gas L.P., and
successor by merger to Rosetta Resources California, LLC,
Rosetta Resources Rockies, LLC, Rosetta Resources Texas, GP, LLC,
Rosetta Resources Texas LP, LLC, and Rosetta Resources Texas LP

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski
Executive Vice President and Chief Financial Officer

Date:	10/22/08

ROSETTA RESOURCES OFFSHORE, LLC

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski
Executive Vice President and Chief Financial Officer

Date:	10/22/08

CALPINE CORPORATION

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco, President and
Chief Executive Officer

Date:	10/22/08

CALPINE PRODUCER SERVICES, L.P.
By: CPN Energy Services GP, Inc.

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco, President

Date:	10/22/08

CALPINE FUELS CORPORATION

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco, President

Date:	10/22/08

CALPINE GAS HOLDINGS, LLC

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco, President

Date:	10/22/08

CPN PIPELINE COMPANY

By:	/s/ Jack A. Fusco

Name:	Jack A. Fusco, President

Date:	10/22/08

CALPINE ENERGY SERVICES, L.P.

By:	/s/ Larry B. Leverett

Name:	Larry B. Leverett, Vice President

Date:	10/22/08

EXHIBIT A

PETERSEN PROPERTIES

[See attached pages.]

A-

EXHIBIT B

CONVEYANCE DOCUMENTS

[NOTE:  There will be a general conveyance, similar to the 2005 and 2007 conveyances, substantially in the form of the attached document, in sufficient counterparts for recording in approximately 20 counties or parishes in 8 states, plus additional assignments of government-issued leases on appropriate government forms.]

B-

EXHIBIT C

AMENDED AND RESTATED GAS SALES AGREEMENT
FOR DEDICATED CALIFORNIA PRODUCTION

[See attached pages.]

C-

EXHIBIT D

RIO VISTA OFFICE SUBLEASE

[See attached pages.]

D-